EXHIBIT 2.1

AGREEMENT AND PLAN OF MERGER

by and among

STRATFORD AMERICAN CORPORATION,

STRATFORD HOLDINGS, L.L.C.,

STRATFORD ACQUISITION, L.L.C.,

and

JDMD INVESTMENTS, L.L.C.,

dated as of

January 31, 2006

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TABLE OF CONTENTS
(continued)

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TABLE OF CONTENTS
(continued)

		Page

Section 9.06	Entire Agreement	23
Section 9.07	Assignment	23
Section 9.08	Parties in Interest	24
Section 9.09	Governing Law	24
Section 9.10	Submission to Jurisdiction; Waivers	24
Section 9.11	Enforcement of this Agreement	24
Section 9.12	Counterparts	24

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AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER is dated as of January 31, 2006 (this “Agreement”), by and among STRATFORD AMERICAN CORPORATION, an Arizona corporation (the “Company”), JDMD INVESTMENTS, L.L.C., an Arizona limited liability company (“JDMD”), STRATFORD HOLDINGS, L.L.C., an Arizona limited liability company (“Stratford Holdings”), and STRATFORD ACQUISITION, L.L.C., an Arizona limited liability company and a wholly-owned subsidiary of Stratford Holdings (“Stratford Acquisition” and together with JDMD and Stratford Holdings, the “Buyout Parties” and each a “Buyout Party”).

W I T N E S S E T H:

WHEREAS, the Company is no longer actively engaged in any significant operating activities and manages a small portfolio of working interests in oil and gas properties (the “Assets”);

WHEREAS, there is only sporadic trading in the Company’s common stock, $0.01 par value (the “Common Stock”);

WHEREAS, on November 8, 2004, the Board of Directors (the “Board”) of the Company engaged Meagher Oil & Gas Properties, Inc. (“Meagher”) to market for sale the Company’s Assets;

WHEREAS, as of the date hereof, Meagher has not identified any third parties willing to purchase the Assets for a price that the Board considers to be fair to the Company and its shareholders from a financial point of view;

WHEREAS, the Company is faced with the impending regulatory burden of complying with certain internal control provisions of the Sarbanes-Oxley Act of 2002 and the rules and regulations promulgated thereunder (“SOX”);

WHEREAS, the Company anticipates that compliance with SOX will consume a substantial portion of the Company’s cash resources;

WHEREAS, the Company desires to terminate the Company’s financial and other reporting obligations under the federal securities laws in order to reduce costs directly related to such reporting obligations, including without limitation accounting, legal and other expenses;

WHEREAS, Gerald Colangelo, a director of the Company, Eaton Family Trust (“Eaton Trust”), of which David Eaton, the Chief Executive Officer and a director of the Company, is a co-trustee, Shultz Family Trust, of which Mel Shultz, the President and a director of the Company, is a trustee, and Dale Jensen, a director of the Company, are all the members of JDMD Investments, L.L.C. (“JDMD”);

WHEREAS, JDMD beneficially owns 3,287,298 shares, or 29.7%, of the Company’s Common Stock outstanding on the date of this Agreement (the shareholders of the Company other than the members of the Buyout Group are referred to herein as the “Disinterested Shareholders”);

WHEREAS, based on various analyses, the Buyout Parties believe that the fair market value of the Company is approximately $0.80 per share of Common Stock;

WHEREAS, the Buyout Parties are willing, upon the terms and subject to the conditions of this Agreement, to take the Company private by merging Stratford Acquisition with and into the Company, with the Company being the surviving corporation, and paying to the shareholders of the Company (other than the Buyout Parties and shareholders who properly exercise dissenters’ rights) cash consideration of $0.80 per share of Common Stock (the “Merger”);

WHEREAS, pursuant to the terms of this Agreement, the Buyout Parties are willing to allow approval of this Agreement and the Merger to be conditioned upon the affirmative vote of a majority in interest of the Disinterested Shareholders;

WHEREAS, pursuant to the terms of this Agreement, the Company and the Board will have the right to consider competing third party offers and to terminate the Merger and pursue any such competing offer, without incurring a termination fee, if the Board determines in good faith that the competing offer is a superior alternative to the Merger;

WHEREAS, the Board has unanimously (i) determined that it would be advisable and fair to, and in the best interests of, the Company and its shareholders (other than the members of the Buyout Group) to consummate the Merger upon the terms and subject to the conditions of this Agreement and in accordance with the Arizona Business Corporation Act (Arizona Revised Statutes §§ 10-120, et al.), as amended (the “ABCA”), (ii) approved and declared advisable the Merger and this Agreement, and (iii) resolved to recommend that the Company’s shareholders approve the Merger and adopt this Agreement if submitted for their approval; and

WHEREAS, the respective members of Stratford Holdings and Stratford Acquisition have approved the Merger and adopted this Agreement.

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth in this Agreement, the parties hereto agree as follows:

ARTICLE I

THE MERGER

Section 1.01 The Merger. Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the ABCA, at the Effective Time (as defined in Section 1.02), Stratford Acquisition shall be merged with and into the Company. Following the Merger, the separate existence of Stratford Acquisition shall cease and the Company shall continue as the surviving corporation of the Merger (the “Surviving Corporation”). Stratford Acquisition may, upon notice to the Company, modify the structure of the Merger if Stratford Acquisition determines it advisable to do so because of tax or other considerations, and the Company shall promptly enter into any amendment to this Agreement necessary or desirable to accomplish such structural modification; provided, however, that no such amendment shall have an adverse effect upon the shareholders of the Company (other than the members of the Buyout Group).

Section 1.02 Effective Time; Closing. As soon as practicable after the satisfaction or, if permissible, waiver of the conditions set forth in ARTICLE VII, the parties hereto shall cause the Merger to be consummated by filing a plan of merger and articles of merger (collectively, the “Plan of Merger”), with the Arizona Corporation Commission (“ACC”) and by making any related filings required under the ABCA in connection with the Merger. The Merger shall become effective at such time as the Plan of Merger is duly filed with the ACC or at such later time as is agreed to by the parties hereto and as is specified in the Plan of Merger (the “Effective Time”). Immediately prior to the filing of the Plan of Merger, a closing (the “Closing”) will be held at the offices of Snell & Wilmer L.L.P., located at One Arizona Center, Phoenix, Arizona, 85004 (or such other place as the parties hereto may agree).

Section 1.03 Effects of the Merger. From and after the Effective Time, the Merger shall have the effects set forth in the ABCA (including, without limitation, Section 10-1106 thereof). Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the properties, rights, privileges, powers and franchises, of a public as well as a private nature, of the Company and Stratford Acquisition shall vest in the Surviving Corporation, and all debts, liabilities and duties of the Company and Stratford Acquisition shall become the debts, liabilities and duties of the Surviving Corporation.

Section 1.04 Articles of Incorporation. The Articles of Incorporation of the Company, as in effect immediately prior to the Effective Time, shall be the Articles of Incorporation of the Surviving Corporation (the “Surviving Articles”) until thereafter amended in accordance with the ABCA.

Section 1.05 Bylaws. The Bylaws of the Company, as in effect immediately prior to the Effective Time, shall be the Bylaws of the Surviving Corporation until thereafter amended in accordance with the Surviving Articles and the ABCA.

Section 1.06 Directors and Officers. From and after the Effective Time, until their respective successors are duly elected or appointed and qualified in accordance with applicable law, (a) the directors of Stratford Acquisition at the Effective Time shall be the directors of the Surviving Corporation and (b) the officers of the Company at the Effective Time shall be the officers of the Surviving Corporation.

ARTICLE II

CONVERSION OF SECURITIES; EXCHANGE OF CERTIFICATES

Section 2.01 Conversion of Securities. At the Effective Time, by virtue of the Merger and without any action on the part of any party hereto or the holders of any of the following securities:

(a) Each share of the Common Stock issued and outstanding immediately prior to the Effective Time (other than any shares of Common Stock to be canceled pursuant to Section 2.01(b) and any Dissenting Shares (as defined in Section 2.03(a))) shall be converted into the right to receive $0.80 in cash, without interest (the “Merger Consideration”). At the Effective

Time, each share of Common Stock shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and each certificate previously evidencing any such share (other than shares to be canceled pursuant to Section 2.01(b) and any Dissenting Shares) shall thereafter represent only the right to receive, upon the surrender of such certificate in accordance with the provisions of Section 2.02, an amount in cash per share equal to the Merger Consideration. The holders of such certificates previously evidencing such shares of Common Stock outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such shares of Common Stock except as otherwise provided herein or by law.

(b) Each share of capital stock of the Company (i) held in the treasury of the Company or by any wholly-owned subsidiary of the Company or (ii) owned by members of the Buyout Group (except for Eaton Trust) shall automatically be canceled, retired and cease to exist without any conversion thereof and no payment or distribution shall be made with respect thereto.

(c) Each unit of Stratford Acquisition outstanding immediately prior to the Effective Time shall be converted into and become one share of common stock of the Surviving Corporation and shall constitute the only outstanding shares of capital stock of the Surviving Corporation.

Section 2.02 Exchange of Certificates and Cash.

(a) Exchange Agent. On or before the Closing Date, Stratford Holdings shall enter into an agreement providing for the matters set forth in this Section 2.02 (the “Exchange Agent Agreement”) with a bank or trust company selected by Stratford Holdings and reasonably acceptable to the Company (the “Exchange Agent”), authorizing such Exchange Agent to act as Exchange Agent in connection with the Merger. At or promptly following the Effective Time, the Buyout Parties shall deposit, or shall cause to be deposited, with or for the account of the Exchange Agent, for the benefit of the holders of shares of Common Stock (other than Dissenting Shares and shares to be canceled pursuant to Section 2.01(b)), an amount in cash equal to the Merger Consideration payable pursuant to Section 2.01(a) (such funds are hereafter referred to as the “Exchange Fund”).

(b) Exchange Procedures. As soon as reasonably practicable after the Effective Time, Stratford Holdings will instruct the Exchange Agent to mail to each holder of record (other than members of the Buyout Group) of a certificate or certificates which immediately prior to the Effective Time evidenced outstanding shares of Common Stock (other than Dissenting Shares and shares to be canceled pursuant to Section 2.01(b)) (the “Certificates”), (i) a form letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates to the Exchange Agent and shall be in such form and have such other provisions as Stratford Holdings may reasonably specify) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for the Merger Consideration. Upon surrender of a Certificate for cancellation to the Exchange Agent or to such other agent or agents as may be appointed by Stratford Holdings, together with a letter of transmittal, duly executed, and such other customary documents as may be required pursuant to such instructions (collectively, the “Transmittal Documents”), the holder of such Certificate shall be entitled to receive in exchange therefor the Merger Consideration for each share of Common Stock formerly represented by such Certificate, without any interest thereon, less any required withholding of taxes, and the Certificate so surrendered shall thereupon be canceled. In the event of a transfer of ownership of shares of Common Stock which is not registered in the transfer records of the Company, the Merger Consideration may be issued and paid in accordance with this ARTICLE II to the transferee of such shares if the Certificate evidencing such shares of Common Stock is presented to the Exchange Agent and is properly endorsed or otherwise in proper form for transfer. The signature on the Certificate or any related stock power must be properly guaranteed and the Person requesting payment of the Merger Consideration must either pay any transfer or other taxes required by reason of the payment to a Person other than the registered holder of the Certificate so surrendered or establish to the satisfaction of the Surviving Corporation that such tax has been paid or is not applicable. The Merger Consideration will be delivered by the Exchange Agent as promptly as practicable following surrender of a Certificate and the related Transmittal Documents. Cash payments may be made by check unless otherwise required by a depositary institution in connection with the book-entry delivery of securities. No interest will be payable on such Merger Consideration. Until surrendered in accordance with this Section 2.02, each Certificate shall be deemed at any time after the Effective Time to evidence only the right to receive, upon such surrender, the Merger Consideration for each share of Common Stock formerly represented by such Certificate. The Exchange Fund shall not be used for any purpose other than as set forth in this ARTICLE II. Any interest, dividends or other income earned on the investment of cash held in the Exchange Fund shall be for the account of the Surviving Corporation.

(c) Termination of Exchange Fund. Any portion of the Exchange Fund (including the proceeds of any investments thereof) which remains undistributed to the holders of Common Stock for one year following the Effective Time shall be delivered to the Surviving Corporation, upon demand. Any holders of Common Stock who have not theretofore complied with this ARTICLE II shall thereafter look only to the Surviving Corporation for payment of the Merger Consideration.

(d) No Liability. None of the Buyout Parties, the Surviving Corporation or the Company shall be liable to any holder of shares of Common Stock for any cash delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

(e) Withholding Rights. The Surviving Corporation and the Exchange Agent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of shares of Common Stock such amounts as the Surviving Corporation or the Exchange Agent is required to deduct and withhold with respect to the making of such payment under the United States Internal Revenue Code of 1986, as amended, or any provision of state, local or foreign tax law. To the extent that amounts are so withheld by the Surviving Corporation or the Exchange Agent, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the shares of Common Stock in respect of which such deduction and withholding was made by the Surviving Corporation or the Exchange Agent.

(f) Lost, Stolen or Destroyed Certificates. In the event any Certificates evidencing shares of Common Stock shall have been lost, stolen or destroyed, the holder of such lost, stolen or destroyed Certificate(s) shall execute an affidavit of that fact upon request. The holder of any such lost, stolen or destroyed Certificate(s) shall also deliver a reasonable indemnity against any claim that may be made against the Buyout Parties or the Exchange Agent with respect to the Certificate(s) alleged to have been lost, stolen or destroyed. The affidavit and any indemnity which may be required hereunder shall be delivered to the Exchange Agent, who shall be responsible for making payment for such lost, stolen or destroyed Certificates(s) pursuant to the terms hereof.

(g) Stock Transfer Books. At the Effective Time, the stock transfer books of the Company shall be closed, and there shall be no further registration of transfers of shares of Common Stock thereafter on the records of the Company. Any Certificates presented to the Exchange Agent or the Surviving Corporation for any reason at or after the Effective Time shall be exchanged for the Merger Consideration pursuant to the terms hereof.

Section 2.03 Dissenting Shares.

(a) Notwithstanding any other provision of this Agreement to the contrary, shares of Common Stock that are outstanding immediately prior to the Effective Time and that are held by shareholders (i) who shall not have voted in favor of adoption of this Agreement and (ii) who shall be entitled to and shall have demanded properly in writing appraisal for such shares in accordance with Arizona Revised Statutes Sections 10-1301, et seq. (“Dissenting Shares”), shall not be converted into or represent the right to receive the Merger Consideration unless such shareholders fail to perfect, withdraw or otherwise lose their right to appraisal. Such shareholders shall be entitled to receive payment of the appraised value of such Dissenting Shares in accordance with the provisions of the ABCA. If, after the Effective Time, any such shareholder fails to perfect, withdraws or loses its right to appraisal, such shares of Common Stock shall be treated as if they had been converted as of the Effective Time into a right to receive the Merger Consideration, without interest thereon, upon surrender of the Certificate or Certificates that formerly evidenced such shares of Common Stock in the manner set forth in Section 2.02.

(b) The Company shall give Stratford Holdings prompt notice of any demands for appraisal received by it, withdrawals of such demands, and any other instruments served pursuant to the ABCA and received by the Company and relating thereto. Stratford Holdings shall direct all negotiations and proceedings with respect to demands for appraisal under the ABCA. The Company shall not, except with the prior written consent of Stratford Holdings, make any payment with respect to any demands for appraisal, or offer to settle, or settle, any such demands.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company hereby represents and warrants to the Buyout Parties that:

Section 3.01 Organization and Qualifications; Subsidiaries. The Company and each significant subsidiary of the Company (a “Company Subsidiary”) within the meaning of Rule 1-02(w) of Regulation S-X under the Securities Exchange Act of 1934, as amended (the

 “Exchange Act”), is a corporation duly incorporated, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has the requisite power and authority and all necessary governmental approvals to own, lease and operate its properties and to carry on its business as it is now being conducted, except where the failure to be so incorporated, existing and in good standing or to have such governmental approvals would not have a Company Material Adverse Effect (as defined below). The Company and each Company Subsidiary is duly qualified or licensed and in good standing to do business in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification or licensing necessary, except for such failures to be so qualified or licensed and in good standing that would not, individually or in the aggregate, have a material adverse effect on the business, assets, results of operations or financial condition of the Company and the Company Subsidiaries, taken as a whole (a “Company Material Adverse Effect”).

Section 3.02 Articles of Incorporation and Bylaws. The Buyout Parties have been given access by the Company to a complete and correct copy of the Articles of Incorporation and the Bylaws, each as amended to the date hereof, of the Company and each Company Subsidiary. Such Articles of Incorporation and Bylaws are in full force and effect. Neither the Company nor any Company Subsidiary is in violation of any provision of its Articles of Incorporation or Bylaws.

Section 3.03 Capitalization. The authorized capital stock of the Company consists of 100,000,000 shares of Common Stock and 50,000,000 shares of preferred stock, par value $.01 per share (“Preferred Stock”). As of January 31, 2006, (a) 11,078,105 shares of Common Stock were outstanding, all of which were validly issued, fully paid and nonassessable; (b) no shares of Preferred Stock were issued and outstanding and no action had been taken by the Board of Directors of the Company with respect to the designation of the rights and preferences of any series of Preferred Stock; (c) 1,967 shares of Common Stock and no shares of Preferred Stock were held in the treasury of the Company; (d) no Company Subsidiary owns any shares of the Company’s capital stock; and (e) there are no securities of any Company Subsidiary outstanding which are convertible into or exercisable or exchangeable for capital stock of the Company. Except as set forth above, no shares of capital stock or other voting securities of the Company have been issued, are reserved for issuance or are outstanding.

Section 3.04 Authority Relative to This Agreement. The Company has all necessary corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action, and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement or to consummate the transactions contemplated hereby (other than, with respect to the Merger, the affirmative vote of the holders of a majority of the outstanding shares of Common Stock (the “Company Requisite Vote”), and the filing and publication of appropriate merger documents as required by, and in accordance with, the ABCA). This Agreement has been duly and validly executed and delivered by the Company and, assuming the due authorization, execution and delivery by the Buyout Parties, constitutes the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium and other similar laws affecting the rights of creditors generally and by general principles of equity.

Section 3.05 No Conflict; Required Filings and Consents.

(a) The execution and delivery of this Agreement by the Company do not, and the performance of this Agreement and the consummation of the transactions contemplated hereby will not, (i) conflict with or violate the Company’s Articles of Incorporation, as amended to the date hereof, or its Bylaws, or the Articles of Incorporation or Bylaws of any Company Subsidiary, (ii) conflict with or violate any law, rule, regulation, order, judgment or decree applicable to the Company or any Company Subsidiary or by which any property or asset of the Company or any Company Subsidiary is bound or affected, or (iii) subject to receipt of the consents listed on Schedule 3.05 hereto, result in any breach of or constitute a default (or an event which, with notice, lapse of time or both would become a default) under, result in the loss of a material benefit under or give to others any right of termination, amendment, acceleration, increased payments or cancellation of, or result in the creation of a lien or other encumbrance on any of the properties or assets of the Company or any Company Subsidiary pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or any other instrument or obligation to which the Company or any Company Subsidiary is a party or by which any of the Company or any Company Subsidiary or any of their properties or assets is bound or affected, except, in the case of clauses (ii) and (iii), for any such conflicts, violations, breaches, defaults or other occurrences which (A) would not prevent or delay consummation of the Merger in any material respect or otherwise prevent the Company from performing its obligations under this Agreement in any material respect, and (B) would not, individually or in the aggregate, have a Company Material Adverse Effect.

(b) The execution and delivery of this Agreement by the Company do not, and the performance of this Agreement and the consummation of the Merger and the other transactions contemplated hereby by the Company will not, require any consent, approval, authorization or permit of, or filing with or notification to, any governmental or regulatory authority, domestic or foreign (each a “Governmental Entity”), except (i) for (A) any applicable requirements of the Exchange Act or the Securities Act of 1933, as amended (the “Securities Act”) and state takeover laws, (B) the filing and publication of appropriate merger and similar documents as required by the ABCA, and (C) filings under the rules and regulations of the OTC Bulletin Board, and (ii) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, (x) would not prevent or delay consummation of the Merger in any material respect or otherwise prevent the Company from performing its obligations under this Agreement in any material respect, and (y) would not, individually or in the aggregate, have a Company Material Adverse Effect.

Section 3.06 Board Approval. The Board, at a meeting duly called and held, has unanimously (i) determined that this Agreement and the Merger would be advisable and fair to, and in the best interests of, the Company’s shareholders (other than members of the Buyout Group); (ii) approved and declared advisable this Agreement and the transactions contemplated hereby, including, without limitation the Merger; and (iii) resolved to recommend that the Company’s shareholders approve the Merger and adopt this Agreement if submitted for their approval.

Section 3.07 Brokers. No broker, finder or investment banker, including, without limitation, Meagher, is entitled to any brokerage, finder’s or other fee or in connection with this Agreement, the Merger and the other transactions contemplated hereby based upon arrangements made by or on behalf of the Company; provided, that Meagher will be entitled to a commission if the Assets are sold.

Each of the representations and warranties in this ARTICLE III is qualified by and shall be deemed to disclose in qualification thereof, any facts, circumstances, conditions or events actually known to or by the Buyout Parties.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE BUYOUT PARTIES

Each of the Buyout Parties jointly and severally, hereby makes to the Company the representations and warranties set forth below:

Section 4.01 Organization and Qualification. Each of the Buyout Parties is a limited liability company duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization and has the requisite power and authority and all necessary governmental approvals to own, lease and operate its properties and to carry on its business as it is now being conducted. Stratford Acquisition is duly qualified or licensed and in good standing to do business in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification or licensing necessary, except for such failures to be so qualified or licensed and in good standing that would not, individually or in the aggregate, have a material adverse effect on the business, results of operations or financial condition of Stratford Holdings and Stratford Acquisition and their respective subsidiaries, taken as a whole (“Acquiror Material Adverse Effect”).

Section 4.02 Authority Relative to This Agreement. Each of the Buyout Parties has all necessary power and authority to execute and deliver this Agreement, to perform its respective obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by each of the Buyout Parties and the consummation by each of them of the transactions contemplated hereby have been duly and validly authorized by the respective members, managers or trustees, as applicable, of each such Buyout Party and no other proceedings on the part of any of them are necessary to authorize this Agreement or to consummate such transactions (other than the filing and publication of appropriate merger documents as required by the ABCA). This Agreement has been duly and validly executed and delivered by each of the Buyout Parties and, assuming the due authorization, execution and delivery by the Company, constitutes the legal, valid and binding obligation of each of the Buyout Parties, enforceable against each of them in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium and other similar laws affecting the rights of creditors generally and by general principles of equity.

Section 4.03 No Conflict; Required Filings and Consents.

(a) The execution and delivery of this Agreement by each of the Buyout Parties do not, and the consummation of Merger and the other transactions contemplated hereby will not, (i) conflict with or violate the governing documents of any of the Buyout Parties, (ii) conflict with or violate any law, rule, regulation, order, judgment or decree applicable to any of the Buyout Parties or by which any of their respective properties or assets are bound or affected, or (iii) result in any breach of or constitute a default (or an event which, with notice, lapse of time or both, would become a default) under, result in the loss of a material benefit under or give to others any right of termination, amendment, acceleration, increased payments or cancellation of, or result in the creation of a lien or other encumbrance on any properties or assets of any of the Buyout Parties pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or any other instrument or obligation to which any of the Buyout Parties is a party or by which any of the Buyout Parties or any of their properties or assets is bound or affected, except, in the case of clauses (ii) and (iii), for any such conflicts, violations, breaches, defaults or other occurrences which (A) would not prevent or delay consummation of the Merger in any material respect or otherwise prevent any of the Buyout Parties from performing its obligations under this Agreement in any material respect, and (B) in the case of Stratford Holdings and Stratford Acquisition, would not, individually or in the aggregate, have an Acquiror Material Adverse Effect.

(b) The execution and delivery of this Agreement by each of the Buyout Parties do not, and the performance of this Agreement and the consummation of the Merger and the other transactions contemplated hereby by the Buyout Parties will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Entity, except (i) for (A) any applicable requirements, if any, of the Exchange Act, the Securities Act and state takeover laws, and (B) the filing and publication of appropriate merger and similar documents as required by the ABCA, and (ii) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, (x) would not prevent or delay consummation of the Merger in any material respect or otherwise prevent any of the Buyout Parties from performing their respective obligations under this Agreement in any material respect, or (y) in the case Stratford Holdings and Stratford Acquisition would not, individually or in the aggregate, have an Acquiror Material Adverse Effect.

Section 4.04 Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with this Agreement, the Merger and the other transactions contemplated hereby based upon arrangements made by or on behalf of the members of the Buyout Group.

Section 4.05 Capitalization of Stratford Acquisition. As of the date hereof, 1,000 voting units of Stratford Acquisition were issued and outstanding, all of which units are owned by JDMD.

Section 4.06 No Prior Activities. Except for the obligations incurred in connection with their incorporation or organization or the negotiation and consummation of the transactions contemplated by this Agreement, each of Stratford Holdings and Stratford Acquisition has neither incurred any obligation or liability nor engaged in any business or activity of any type or kind whatsoever or entered into any agreement or arrangement with any Person.

Section 4.07 Investigation by Stratford Acquisition. Stratford Acquisition:

(a) acknowledges that, except as set forth in this Agreement, none of the Company, any Company Subsidiary or any of their respective directors, officers, employees, Affiliates, agents or representatives makes any representation or warranty, either express or implied, as to the accuracy or completeness of any of the information provided or made available to members of the Buyout Group or their agents, representatives or financing sources prior to the execution of this Agreement; and

(b) agrees that, to the fullest extent permitted by law except as provided by this Agreement, none of the Company, any Company Subsidiary or any of their respective directors, officers, employees, shareholders, Affiliates, agents or representatives shall have any liability or responsibility whatsoever to Stratford Acquisition on any basis (including without limitation in contract, tort or otherwise) based upon any information provided or made available, or statement made to members of the Buyout Group prior to the execution of this Agreement.

Section 4.08 No Conflicting Knowledge. Each of the Buyout Parties has reviewed the representations and warranties of the Company set forth in ARTICLE II hereof and to their actual knowledge such representations and warranties are true and correct in all material respects.

ARTICLE V

COVENANTS

Section 5.01 Conduct of Business by the Company Pending the Merger. The Company covenants and agrees that, between the date of this Agreement and the Effective Time, unless Stratford Acquisition shall have consented (which consent shall not be unreasonably withheld), neither the Company nor any Company Subsidiary shall (except to the extent permitted or otherwise contemplated by this Agreement):

(a) conduct its business in any manner other than in the ordinary course of business consistent with past practice;

(b) amend or propose to amend its Articles of Incorporation or Bylaws;

(c) authorize for issuance, issue, grant, sell, pledge, redeem or acquire for value any of its or their securities, including options, warrants, commitments, stock appreciation rights, subscriptions, rights to purchase or otherwise (other than the issuance of equity securities upon the exercise of options or warrants outstanding as of the date of this Agreement and in accordance with the terms of such options or warrants in effect on the date of this Agreement);

(d) declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property, or otherwise, with respect to any of its capital stock or other equity interests, or subdivide, reclassify, recapitalize, split, combine or exchange any of its shares of capital stock;

(e) take any action, other than reasonable and usual actions in the ordinary course of business and consistent with past practice, with respect to accounting policies or procedures (including tax accounting policies and procedures);

(f) take any action that would, or could reasonably be expected to result in, any of its representations and warranties set forth in this Agreement being untrue or in any of the conditions to the Merger set forth in ARTICLE VII not being satisfied; or

(g) authorize any of, or commit or agree to take any of, the foregoing actions.

Section 5.02 Access to Information; Confidentiality. From the date hereof to the Effective Time, the Company shall (and shall cause the Company Subsidiaries and the officers, directors, employees, auditors and agents of the Company and each of the Company Subsidiaries to) afford the officers, employees and agents of Stratford Acquisition (the “Stratford Acquisition Representatives”) reasonable access at all reasonable times to its officers, employees, agents, properties, offices, plants and other facilities, books and records, and shall furnish such Stratford Acquisition Representatives with all financial, operating and other data and information as may from time to time be reasonably requested. All information provided herein or prior hereto in connection with the transaction contemplated hereby, to the extent not already publicly available at the time such information was provided or subsequently made publicly available through actions taken by or on behalf of the Company, shall be held in confidence and used only to evaluate the transaction described herein and for no other purpose. Each of the Buyout Parties agrees that it shall not disclose the information to any other Person except those who have an actual need to know the information for the purpose of evaluating the transaction contemplated hereby, who are informed of the confidential nature of the information and who agree to be bound by this Section 5.02 (“Permitted Recipients”). Each of the Buyout Parties shall be responsible for any breach of any provision of this Section 5.02 by its Permitted Recipients. Each of the Buyout Parties acknowledges and agrees that any breach or threatened breach of the terms of this Section 5.02 regarding the treatment of confidential information may result in irreparable damage to the Company for which there may be no adequate remedy at law. Therefore, each of them agrees that in the event of any breach of this Section 5.02, the Company shall be entitled, in addition to any other rights and remedies available to it, to specific enforcement of the terms of this Section 5.02 and/or injunctive relief requiring the immediate return of all such information.

Section 5.03 Third Party Offers

(a) The Company shall advise Stratford Holdings orally and in writing within twenty-four (24) hours of (i) any Competing Offer (as defined in Section 9.03(d)) or any inquiry with respect to or which would reasonably be expected to lead to a potential Competing Offer that is received by or communicated to any officer or director of the Company or, to the knowledge of the Company, any financial advisor, attorney or other advisor or representative of the Company, (ii) the material terms of such Competing Offer or inquiry (including a copy of any written offer) and (iii) the identity of the Person making any such Competing Offer or inquiry. The Company will keep Stratford Holdings informed of the status of such Competing Offer or inquiry (including, without limitation, notifying Stratford Holdings orally and in writing of any material change to the terms of such Competing Offer or inquiry and providing copies of any revised written proposal within twenty-four (24) hours of the receipt thereof by the Company).

(b) In the event that the Company receives from any Person a Competing Offer after the date of this Agreement and prior to the receipt of the Requisite Approval (as defined in Section 7.01(a)) and the Company Requisite Vote (as defined in Section 3.04) and the Board determines in good faith (after consultation with and taking into account the advice of its outside legal counsel and any outside financial advisor engaged by the Company) that any such Competing Offer is a superior alternative to the Merger, (i) the Company may make such inquiries or conduct such discussions and negotiations with respect to the Competing Offer that the Board reasonably determines in good faith (after consultation with and taking into account the advice of its outside legal counsel) would constitute a breach of the fiduciary duties of the Company’s Board to its shareholders under the ABCA if such actions are not taken and (ii) after giving Stratford Holdings written notice of its intention to do so, the Company may provide confidential information concerning the Company to the Person making the Competing Offer, but only if, prior to such inquiries, discussions, negotiations and/or provision of information, the Person making such Competing Offer shall have entered into a confidentiality agreement containing terms no less restrictive than the terms set forth in Section 5.02 above; provided, that such confidentiality agreement shall provide that the disclosure to Stratford Holdings of the terms and conditions of such Competing Offer pursuant to Section 5.03(a) above, including the identity of the Person making such Competing Offer and any material changes thereto, shall not be prohibited by such agreement.

(c) Notwithstanding anything to the contrary in this Agreement, the Board may withdraw its recommendation of this Agreement and the Merger if it reasonably determines in good faith, after consultation with and taking into account the advice of its outside legal counsel, that such action is necessary in order for the Board to comply with its fiduciary duties to the Company’s shareholders under the ABCA; provided that the Board may not withdraw its recommendation at any time after the Board has made the determination under Section 5.03(b) unless the Company (i) has given written notice to Stratford Holdings of the Board’s intention to withdraw its recommendation and (ii) has not received an offer from Stratford Holdings within five Business Days of Stratford Holdings’ receipt of notice of the type described in Section 8.01(h).

(d) Nothing contained in this Agreement shall prohibit the Company from making any disclosure to the Company’s shareholders if, in the good faith judgment of the Board (after consultation with and taking into account the advice of its outside legal counsel), such disclosure is necessary for the Board to comply with either the Exchange Act or the Securities Act or the rules and regulations promulgated thereunder or the Board’s fiduciary duties under the ABCA or other applicable law.

Section 5.04 Directors’ and Officers’ Insurance and Indemnification.

(a) From and after the consummation of the Merger, the parties shall, and shall cause the Surviving Corporation to, indemnify, defend and hold harmless any person who is now, or has been at any time prior to the date hereof, or who becomes prior to the Effective Time, an officer or director (the “Indemnified Party”) of the Company or its subsidiaries against all losses, claims, damages, liabilities, costs and expenses (including attorneys’ fees and expenses), judgments, fines, losses, and amounts paid in settlement, with the written approval of the Surviving Corporation (which approval shall not be unreasonably withheld), in connection with any actual or threatened action, suit, claim, proceeding or investigation (each a “Claim”) to the extent that any such Claim is based on, or arises out of, (i) the fact that such person is or was a director, officer, employee or agent of the Company or any subsidiary or is or was serving at the request of the Company or any of its subsidiaries as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, or (ii) this Agreement, or any of the transactions contemplated hereby, in each case to the extent that any such Claim pertains to any matter or fact arising, existing, or occurring prior to or at the Effective Time, regardless of whether such Claim is asserted or claimed prior to, at or after the Effective Time, to the full extent permitted under Arizona law or the Company’s Articles of Incorporation, Bylaws or indemnification agreements in effect at the date hereof, including provisions relating to advancement of expenses incurred in the defense of any action or suit. Without limiting the foregoing, in the event any Indemnified Party becomes involved in any capacity in any Claim, then from and after consummation of the Merger, the parties shall cause the Surviving Corporation to periodically advance to such Indemnified Party its legal and other expenses (including the cost of any investigation and preparation incurred in connection therewith), subject to the provision by such Indemnified Party of an undertaking to reimburse the amounts so advanced in the event of a final, non-appealable determination by a court of competent jurisdiction that such Indemnified Party is not entitled thereto.

(b) In addition to the foregoing, from and after the consummation of the Merger, Stratford Acquisition and the Company agree that all rights to indemnification and all limitations on liability existing in favor of the Indemnified Parties as provided in the Company’s Articles of Incorporation and Bylaws or indemnification agreements as in effect as of the date hereof shall survive the Merger and shall continue in full force and effect, without any amendment thereto, for a period of six years from the Effective Time to the extent such rights are consistent with the ABCA; provided that in the event any Claim or Claims are asserted or made within such six year period, all rights to indemnification in respect of any such Claim or Claims shall continue until disposition of any and all such Claims; provided further, that any determination required to be made with respect to whether an Indemnified Party’s conduct complies with the standards set forth under the ABCA, the Company’s Articles of Incorporation or Bylaws or such indemnification agreements, as the case may be, shall be made by independent legal counsel selected by the Indemnified Party and reasonably acceptable to the Surviving Corporation; and, provided further, that nothing in this Section 5.04 shall impair any rights or obligations of any present or former directors or officers of the Company.

(c) In the event the Surviving Corporation or any of its successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger, or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, to the extent necessary to effectuate the purposes of this Section 5.04, proper provision shall be made so that the successors and assigns of the Surviving Corporation assume the obligations set forth in this Section 5.04, and none of the actions described in clauses (i) or (ii) shall be taken until such provision is made.

(d) The parties shall cause the Surviving Corporation to maintain the Company’s existing officers’ and directors’ liability insurance policy (“D&O Insurance”) for a period of not less than two years after the Effective Date; provided that the Surviving Corporation may substitute therefor policies of substantially similar coverage and amounts containing terms no less advantageous to such former directors or officers so long as such substitution does not result in gaps or lapses in coverage; provided further, if the existing D&O Insurance expires or is cancelled during such period, Stratford Acquisition or the Surviving Corporation will use its best efforts to obtain substantially similar D&O Insurance; provided, however, that if the aggregate annual premiums for such D&O Insurance (or successor insurance policy) at any time during such period exceed 200% of the per annum rate of premiums currently paid by the Company for such insurance on the date of this Agreement, then the parties will cause the Surviving Corporation to, and the Surviving Corporation will, provide the maximum coverage that shall then be available at an annual premium equal to 200% of such rate.

(e) This Section 5.04 is intended to be for the benefit of, and shall be enforceable by, the Indemnified Parties, their heirs and personal representatives, and shall be binding on the Surviving Corporation and its respective successors and assigns and shall survive the Merger.

Section 5.05 Further Action. Upon the terms and subject to the conditions hereof, each of the parties hereto shall use its reasonable best efforts to take, or cause to be taken, all appropriate action, and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations or otherwise to consummate the Merger and the other transactions contemplated hereby, including, without limitation, using its reasonable best efforts to (i) ensure that the conditions set forth ARTICLE VII hereof are satisfied and (ii) obtain all licenses, permits, waivers, orders, consents, approvals, authorizations, and qualifications of Governmental Entities and parties to contracts with the Company and the Company Subsidiaries as are necessary for the consummation of the Merger and the other transactions contemplated hereby.

Section 5.06 Public Announcements. The Buyout Parties and the Company shall consult with each other before issuing any press release or otherwise making any public statements with respect to this Agreement or the transactions contemplated hereby and shall not issue any such press release or make any such public statement without the prior consent of the other party or parties, which consent shall not be unreasonably withheld; provided, however, that a party may, without the prior consent of any other party, issue such press release or make such public statement as may be required by law, regulation or any listing agreement or arrangement to which the Company or Stratford Acquisition is a party with a national securities exchange or the OTC Bulletin Board if it has used all reasonable efforts to consult with the other party and to obtain such party’s consent but has been unable to do so in a timely manner.

Section 5.07 Notification of Certain Matters. The Company shall give prompt notice to the Buyout Parties, and the Buyout Parties shall give prompt notice to the Company, of (i) the occurrence or non-occurrence of any event known to a party, the occurrence or non-occurrence of which is reasonably likely to cause any representation or warranty of such party contained in this Agreement to be materially untrue or inaccurate; (ii) any failure of the Company or the Buyout Parties, as the case may be, to comply with or satisfy, or the occurrence or non-occurrence of any event known to a party, the occurrence or non-occurrence of which is reasonably likely to cause the failure by such party to comply with or satisfy any material covenant, condition or agreement to be complied with or satisfied by it hereunder; (iii) the occurrence of any other event known to a party which would be reasonably likely to cause any condition set forth in ARTICLE VII to be unsatisfied in any material respect at any time prior to the closing of the Merger or the Effective Time, as the case may be; or (iv) any action, suit, proceeding, inquiry or investigation pending or, to the knowledge of the Company, threatened which questions or challenges the validity of this Agreement; provided, however, that the delivery of any notice pursuant to this Section 5.07 shall not limit or otherwise affect the remedies available hereunder to the party receiving such notice.

Section 5.08 Anti-takeover Statutes. To the extent that Chapter 23 of Title 10 of the Arizona Revised Statutes, Corporate Takeovers, applies in whole or in part to the Merger, each of the Company and Stratford Acquisition shall use their reasonable best efforts to comply with the requirements of such Chapter in a manner that would allow the Merger to be consummated as provided in this Agreement.

ARTICLE VI

ADDITIONAL AGREEMENTS

Section 6.01 Shareholder Approval Required. If required by applicable law in order to consummate the Merger:

(a) The Company (acting through the Board in accordance with its Articles of Incorporation and Bylaws) shall take all action necessary to seek approval of the Merger and adoption of this Agreement at a duly called and noticed meeting of the shareholders of the Company, which meeting shall be held as promptly as practicable following the preparation of the Proxy Statement (as defined in Section 6.01(b)); provided, however, that the Board shall not be required to call or hold a shareholder meeting if the Board determines to terminate this Agreement on account of a Competing Offer that was not matched by the Buyout Group pursuant to Section 8.01(h). Upon receipt of the Requisite Approval (as defined in Section 7.01(a)), the Buyout Parties shall, and shall cause each member of the Buyout Group to, vote for, with respect to all shares of Common Stock owned by it, the adoption of this Agreement.

(b) (i) Stratford Acquisition and the Company shall cooperate in preparing, and the Company shall cause to be filed with the Securities and Exchange Commission (the “SEC”), a transaction statement as required by Rule 13e-3 of the Exchange Act (together with any amendments thereof or supplements thereto, the “Transaction Statement”) and a proxy statement that meets the requirements of the Exchange Act and the regulations promulgated thereunder (together with any amendments thereof or supplements thereto, the “Proxy Statement”) to seek the approval and adoption of this Agreement by the shareholders of the Company. Each of Stratford Acquisition and the Company shall furnish all information as the other parties may reasonably request in connection with such actions and the preparation of the Proxy Statement and the Transaction Statement.

Section 6.02 Covenants Relating To Proxy Statement. If a Proxy Statement is required pursuant to Section 6.01 hereof:

(a) The Proxy Statement shall include the recommendations of the Board to the shareholders of the Company to vote in favor of the adoption of this Agreement. The Board not shall amend, modify, withdraw, condition or qualify its recommendation relating to this Agreement and the transactions contemplated hereby in a manner adverse to Stratford Acquisition or take any action or make any statement inconsistent with such recommendation; provided, however, that subject to Section 5.03, the Board may amend, modify, withdraw, condition or qualify its recommendation if, based on the advice of outside counsel, the Board concludes that the failure to take such action would result in a breach of fiduciary duties under applicable law.

(b) No amendment or supplement to the Proxy Statement will be made by the Company or Stratford Acquisition without the approval of the other party (such approval not to be unreasonably withheld or delayed). Each of the Company and Stratford Acquisition will advise the other, promptly after it receives notice thereof, of any request by the SEC for amendment of the Proxy Statement or comments thereon and responses thereto or requests by the SEC for additional information.

(c) The information supplied by the Company for inclusion in the Proxy Statement or any other documents to be filed with the SEC in connection with the Merger shall not, at the time the Proxy Statement is filed with the SEC and distributed to shareholders of the Company or at the time of the meeting of the Company’s shareholders contemplated by Section 6.01(a), contain any untrue statement of a material fact or fail to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. If, at any time prior to the Effective Time, any event or circumstance relating to the Company or any of its subsidiaries, or their respective officers or directors, should be discovered by the Company that, pursuant to the Securities Act or the Exchange Act, should be set forth in an amendment or a supplement to the Proxy Statement, the Company shall promptly inform Stratford Acquisition thereof. All documents that the Company is responsible for filing with the SEC in connection with the Merger will comply as to form and substance in all material respects with the applicable requirements of the Securities Act and the Exchange Act.

(d) The information supplied in writing by the Buyout Parties for inclusion in the Proxy Statement or any other documents to be filed with the SEC in connection with the Merger shall not, at the time the Proxy Statement is filed with the SEC and distributed to shareholders of the Company or at the time of the meeting of the Company’s shareholders contemplated by Section 6.01(a), contain any untrue statement of a material fact or fail to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. If, at any time prior to the

Effective Time, any event or circumstance relating to a Buyout Party, or its respective officers, directors, members or managers, should be discovered by such Buyout Party that, pursuant to the Securities Act or the Exchange Act, should be set forth in an amendment or a supplement to the Information Statement, such Buyout Party shall promptly inform the Company thereof. All documents that the Buyout Parties are responsible for filing with the SEC in connection with the Merger will comply as to form and substance in all material respects with the applicable requirements of the Securities Act and the Exchange Act.

ARTICLE VII

CLOSING CONDITIONS

Section 7.01 Conditions to Obligations of Each Party to Effect the Merger. The respective obligations of each party to effect the Merger and the other transactions contemplated hereby shall be subject to the satisfaction at or prior to the Effective Time of the following conditions, any or all of which may be waived, in whole or in part, to the extent permitted by applicable law:

(a) Shareholder Approval. The Company Requisite Vote shall have been obtained, and the holders of a majority of the number of shares of Common Stock outstanding as of the date of this Agreement (excluding shares held by the members of the Buyout Group) shall have voted in favor of the Merger (the foregoing approval by the disinterested shareholders is referred to herein as the “Requisite Approval”).

(b) No Order. No Governmental Entity or federal or state court of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, executive order, decree, injunction or other order (whether temporary, preliminary or permanent) which is in effect and which materially restricts, prevents or prohibits consummation of the Merger or the other transactions contemplated by this Agreement; provided, however, that the parties shall use their reasonable best efforts to cause any such decree, judgment, injunction or other order to be vacated or lifted.

Section 7.02 Additional Conditions to Obligations of Stratford Acquisition. The obligation of Stratford Acquisition to effect the Merger is also subject to satisfaction or waiver of the following conditions:

(a) Dissenting Shares. On the Closing Date, Dissenting Shares shall aggregate no more than five percent (5%) of the then outstanding shares of Common Stock.

(b) Board Recommendation and Approval. The Board shall not have withheld or withdrawn and shall not have modified or amended in a manner adverse to Stratford Acquisition, the approval, adoption or recommendation of the Merger or this Agreement.

(c) Required Consents. The Company shall have procured all of the third party consents and made all of the filings specified in Schedule 3.05, except where the failure to obtain such consents or make such filings would not have a Company Material Adverse Effect.

(d) Company Material Adverse Effect. Since the date of this Agreement there shall not have been any state of facts, event, change, effect, development, condition or occurrence that, individually or in the aggregate, has had or would reasonably be expected to have a Company Material Adverse Effect.

ARTICLE VIII

TERMINATION, AMENDMENT AND WAIVER

Section 8.01 Termination. This Agreement may be terminated at any time prior to the Effective Time, whether before or after adoption of this Agreement by the shareholders of the Company:

(a) by mutual consent of the Company (acting through the Board) and Stratford Acquisition;

(b) by Stratford Acquisition if there has been a material breach in the context of the transaction of any covenant or agreement made by the Company in this Agreement, and such breach is not curable or, if curable, is not cured within 15 days after written notice thereof is given by the Buyout Parties to the Company;

(c) by the Company if there has been a material breach in the context of the transaction of any covenant or agreement made by any of the Buyout Parties in this Agreement, and such breach is not curable or, if curable, is not cured within 15 days after written notice thereof is given by the Company to Stratford Acquisition (acting as representative to the Buyout Parties);

(d) by Stratford Acquisition if there has been a Company Material Adverse Effect;

(e) by either Stratford Acquisition or the Company, if any permanent injunction, order, decree, ruling or other action by any Governmental Entity preventing the consummation of the Merger shall have become final and nonappealable;

(f) by either Stratford Acquisition or the Company, if the Merger shall not have been consummated before May 31, 2006 (provided that the right to terminate this Agreement under this Section 8.01(f) shall not be available to any party whose failure to fulfill any obligation under this Agreement has been the cause of or resulted in the failure of the Effective Time to occur on or before such date);

(g) by Stratford Acquisition if: (i) the Board of Directors of the Company shall withdraw, modify or change its recommendation so that it is not in favor of this Agreement or the Merger or shall have resolved to do any of the foregoing; or (ii) either the Company Requisite Vote or Requisite Approval required pursuant to Section 7.01(a) shall not have been obtained by May 31, 2006; and

(h) by the Company to accept a Competing Offer, but only if (i) the Company promptly notifies Stratford Acquisition in writing of its intention to do so (which notice shall contain all material terms and conditions of such Competing Offer) and causes its legal counsel, any outside financial advisor engaged by the Company, and those members of the Company’s Board who are not part of the Buyout Group, to afford Stratford Acquisition the opportunity to match the terms of the Competing Offer and to negotiate with Stratford Acquisition to make other adjustments in the terms and conditions of this Agreement that would permit the Company’s Board to recommend this Agreement, as revised, (ii) the Company has not received from Stratford Acquisition, within five Business Days of Stratford Acquisition’s receipt of the notice referred to in this Section 8.1(h), an offer that the members of the Company’s Board who are not part of the Buyout Group determine in good faith (after consultation with and taking into account the advice of the Company’s outside legal counsel and any outside financial advisors engaged by the Company), matches or exceeds such Competing Offer or is otherwise sufficient to permit the Board to continue to recommend this Agreement, as amended by such offer from Stratford Acquisition, and the Merger, rather than the Competing Offer (for purposes of such determination, if the consideration offered in a Competing Offer is other than cash, Stratford Acquisition shall be deemed to have “matched” such Competing Offer if the aggregate consideration offered by Stratford Acquisition has a value that is not less than the value of the consideration offered in the Competing Offer, as determined in good faith by those members of the Company’s Board who are not part of the Buyout Group, after consultation with and taking into account the advice of the Company’s outside legal counsel and any outside financial advisor engaged by the Company), which right to match any Competing Offer shall apply equally with respect to any subsequent increase or other revision of the terms of any Competing Offer, and (iii) the Company pays to Stratford Holdings the Termination Expenses as set forth in Section 8.05(b) below concurrent with the termination of this Agreement.

The right of any party hereto to terminate this Agreement pursuant to this Section 8.01 shall remain operative and in full force and effect regardless of any investigation made by or on behalf of any party hereto, any Person controlling any such party or any of their respective officers or directors, whether prior to or after the execution of this Agreement.

Section 8.02 Effect of Termination. Except as provided in Section 8.05 or Section 9.01(b), in the event of the termination of this Agreement pursuant to Section 8.01, this Agreement shall forthwith become void, there shall be no liability on the part of any party hereto, or any of their respective officers or directors, to the other and all rights and obligations of any party hereto shall cease; provided, however, that nothing herein shall relieve any party from liability for the willful breach of any of its representations, warranties, covenants or agreements set forth in this Agreement.

Section 8.03 Amendment. Before or after adoption of this Agreement by the shareholders of the Company, this Agreement may be amended by the parties hereto at any time prior to the Effective Time; provided, however, that (a) any such amendment shall, on behalf of the Company, have been approved by the Board and (b) after adoption of this Agreement by the shareholders of the Company, no amendment which under applicable law may not be made without the approval of the shareholders of the Company may be made without such approval. This Agreement may not be amended except by an instrument in writing signed by the parties hereto.

Section 8.04 Waiver. At any time prior to the Effective Time, either the Company (acting through the Board), on the one hand, or JDMD (acting as representative of the Buyout

Parties), on the other, may (a) extend the time for the performance of any of the obligations or other acts of the other party hereto, (b) waive any inaccuracies in the representations and warranties of the other party contained herein or in any document delivered pursuant hereto, and (c) waive compliance by the other party with any of the agreements or conditions contained herein. Any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the party or parties to be bound thereby and, with respect to extensions or waivers granted by the Company, if the Board shall have approved such waiver or extension.

Section 8.05 Fees and Expenses.

(a) Except as provided for in Section 8.05(b) below, all costs and expenses (including any expenses related to any Claims or litigation in connection with the transactions contemplated by this Agreement, or any settlement thereof), including, without limitation, fees and disbursements of counsel, financial advisors and accountants and other out-of-pocket expenses, incurred or to be incurred by the parties hereto in connection with the transactions contemplated hereby (with respect to such party, its “Expenses”), shall be borne solely and entirely by the party which has incurred such Expenses; provided, however, that all Expenses related to printing and mailing the Proxy Statement shall be borne by the Company.

(b) In the event that the Company terminates this Agreement pursuant to Section 8.01(h), then the Company shall within two days of such termination pay to Stratford Holdings all Expenses incurred by Stratford Holdings in connection with this Agreement and the transactions contemplated hereby, in an amount not to exceed $200,000 (the “Termination Expenses”).

ARTICLE IX

GENERAL PROVISIONS

Section 9.01 Effectiveness of Representations, Warranties and Agreements.

(a) Except as set forth in Section 9.01(b), the representations, warranties and agreements of each party hereto shall remain operative and in full force and effect, regardless of any investigation made by or on behalf of any other party hereto, any Person controlling any such party or any of their respective officers or directors, whether prior to or after the execution of this Agreement.

(b) The representations, warranties and agreements in this Agreement shall terminate at the Effective Time or upon the termination of this Agreement pursuant to ARTICLE VIII, except that the agreements set forth in Articles I, II and IX and Sections 5.04 and 8.05 shall survive the Effective Time and those set forth in Sections 5.02, 8.02 and 8.05 and ARTICLE IX shall survive termination.

Section 9.02 Notices. All notices and other communications given or made pursuant hereto shall be in writing and shall be deemed to have been duly given or made as of the date delivered or transmitted, and shall be effective upon receipt, if delivered personally, mailed by registered or certified mail (postage prepaid, return receipt requested) to the parties at the following addresses (or at such other address for a party as shall be specified by like changes of address) or sent by electronic transmission to the telecopier number specified below:

(a)	If to the Buyout Parties:

c/o JDMD Investments, L.L.C. 2400 E. Arizona Biltmore Circle Building Two, Suite 1270 Phoenix, Arizona 85016 Telecopier No.: (602) 955-3441

with a copy to:

Snell & Wilmer, L.L.P. One Arizona Center 400 East Van Buren Phoenix, Arizona 85004-2202 Attention: Steven D. Pidgeon, Esq. Telecopier No.: (602) 382-6070

(b)	If to the Company:

Stratford American Corporation 2400 E. Arizona Biltmore Circle Building Two, Suite 1270 Phoenix, Arizona 85016 Telecopier No.: (602) 955-3441

with separate copies to:

Fennemore Craig, P.C. 3003 North Central Avenue Suite 2600 Phoenix, Arizona 85012-2913 Attention: Karen McConnell, Esq. Telecopier No.: (602) 916-5507

Section 9.03 Certain Definitions. For purposes of this Agreement, the term:

(a) “Affiliate” means a Person that, directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, the first mentioned Person;

(b) “Business Day” means any day other than a day on which (i) banks in the State of Arizona are authorized or obligated to be closed or (ii) the SEC or the OTC Bulletin Board is closed;

(c) “Buyout Group” means each of the Buyout Parties and their respective Affiliates, other than the Company and its subsidiaries;

(d) “Competing Offer” means any proposal or offer to acquire in any manner, directly or indirectly, (i) all or substantially all of the assets of the Company and its Subsidiaries, taken as a whole, or (ii) a majority equity interest in, or any voting securities representing at least a majority of the voting interests of, the Company, in each case other than the transactions contemplated by this Agreement.

(e) “control” (including the terms “controlled,” “controlled by” and “under common control with”) means the possession, directly or indirectly or as trustee or executor, of the power to direct or cause the direction of the management or polices of a Person, whether through the ownership of stock or as trustee or executor, by contract or credit arrangement or otherwise;

(f) “Person” means any person or any corporation, partnership, limited liability company or other legal entity; and

(g) “Subsidiary” or “Subsidiaries” of any Person means any corporation, partnership, joint venture or other legal entity of which such Person (either alone or through or together with any other subsidiary) owns, directly or indirectly, at least a majority of the securities or other interests having by their terms ordinary voting power to elect a majority of the Board of Directors or others performing similar functions with respect to such corporation or other organization.

Section 9.04 Headings. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

Section 9.05 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible to the fullest extent permitted by applicable law in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.

Section 9.06 Entire Agreement. This Agreement, and the other documents delivered in connection herewith, constitutes the entire agreement of the parties and supersedes all prior agreements and undertakings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof.

Section 9.07 Assignment. This Agreement shall not be assigned by operation of law or otherwise and any purported assignment shall be null and void, provided that Stratford Acquisition may assign its rights, but not its obligations, under this Agreement to any direct or indirect subsidiary of a member of the Buyout Group.

Section 9.08 Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied (other than the provisions of Section 5.04, which provisions are intended to benefit and may be enforced by the beneficiaries thereof), is intended to or shall confer upon any Person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

Section 9.09 Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Arizona, without regard to the conflict of laws rules thereof.

Section 9.10 Submission to Jurisdiction; Waivers. Each party hereto irrevocably agrees that any legal action or proceeding with respect to this Agreement or for recognition and enforcement of any judgment in respect hereof brought by any other party hereto or its successors or assigns may be brought and determined in the courts of the State of Arizona, and each party hereby irrevocably submits with regard to any such action or proceeding for itself and in respect to its property, generally and unconditionally, to the nonexclusive jurisdiction of the courts of Arizona. Each party hereby irrevocably waives, and agrees not to assert, by way of motion, as a defense, counterclaim or otherwise, in any action or proceeding with respect to this Agreement, (a) the defense of sovereign immunity, (b) any claim that it is not personally subject to the jurisdiction of the courts of Arizona for any reason other than the failure to serve process in accordance with this Section 9.10, (c) that it, or its property, is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise), and (d) to the fullest extent permitted by applicable law, that (i) the suit, action or proceeding in any such court is brought in an inconvenient forum, (ii) the venue of such suit, action or proceeding is improper and (iii) this Agreement, or the subject matter hereof, may not be enforced in or by such courts.

Section 9.11 Enforcement of this Agreement. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof, this being in addition to any other remedy to which they are entitled at law or in equity.

Section 9.12 Counterparts. This Agreement may be executed by facsimile signature and in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

[SIGNATURE PAGE FOLLOWS]

SIGNATURE PAGE TO AGREEMENT AND PLAN OF MERGER

IN WITNESS WHEREOF, the Company and the Buyout Parties have caused this Agreement to be executed as of the date first written above by their respective duly authorized officers.

COMPANY:

STRATFORD AMERICAN CORPORATION, an Arizona corporation

/s/ David H. Eaton

By: David H. Eaton Its: Chairman

BUYOUT PARTIES:

JDMD INVESTMENTS, L.L.C., an Arizona limited liability company

/s/ Mel L. Shultz

By: Mel L. Shultz Its: Managing Member

STRATFORD HOLDINGS, L.L.C., an Arizona limited liability company

By:	JDMD INVESTMENTS, L.L.C., its Manager

/s/ Mel L. Shultz

By: Mel L. Shultz Its: Managing Member

STRATFORD ACQUISITION, L.L.C., an Arizona limited liability company

By:	JDMD INVESTMENTS, L.L.C., its Manager

/s/ Mel L. Shultz

By: Mel L. Shultz Its: Managing Member